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INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Part B of Amendment No. 4 to Registration Statement No. 811-09633 on Form N-1A of our report dated November 11, 2002 on Global Financial Services Portfolio of Global Financial Services Master Trust appearing in the September 30, 2002 Annual Report of Merrill Lynch Global Financial Services Fund, Inc.

/s/ Deloitte & Touche LLP

New York, New York
January 23, 2003